LAS VEGAS, NEVADA, March 21, 2011 -- American Casino & Entertainment Properties LLC (“ACEP”) today reported financial results for the fourth quarter and year ended December 31, 2010.

Net revenues were $79.0 million for the fourth quarter of 2010 compared to $80.5 million for the fourth quarter of 2009, a decrease of 1.9%. ACEP reported a fourth quarter Net Loss of $17.4 million compared to a Net Loss of $17.6 million in the fourth quarter of 2009. Adjusted EBITDA increased 3.4% to $12.3 million for the fourth quarter of 2010 compared to $11.9 million for the fourth quarter of 2009. Adjusted EBITDA Margin improved to 15.6% compared to 14.8% in 2009. For the year ended December 31, 2010, Adjusted EBITDA was $63.4 million compared to $68.8 million in 2009.

The Stratosphere – In the fourth quarter, Stratosphere experienced a 4.2% decrease in Net revenues due to decreases in occupancy, average daily room rate, and an overall decrease in spend by guests throughout the property. The 4.2% decrease is Stratosphere’s best year-over-year comparison of 2010. A portion of the year-over-year decrease in Stratosphere’s Net revenues can be attributed to rooms that were out-of-order for renovation, a project that was completed in December 2010. Based on available rooms, Stratosphere’s fourth quarter occupancy was 89.4% compared to 86.8% in 2009.

Arizona Charlie’s – The Arizona Charlie’s properties experienced an overall decrease in Net revenues of 3.2% in the fourth quarter. The Las Vegas local market continues to be impacted by a difficult economy, high unemployment and heavy promotional activity by our competitors.

The Aquarius – Aquarius’ Net revenues increased 4.1% year-over-year for the three months ended December 31, 2010. The increase in Net revenues at Aquarius is driven by our targeted marketing programs that have resulted in increased revenues across all major categories.

Financial Statistics as of December 31, 2010:
•	Cash	$85.3 million
•	Book value of Debt, including capital leases, net of unamortized discount	$357.8 million
•	Capital expenditures for the last 12 months	$36.1 million

Conference Call Information:
We will hold our fourth quarter 2010 earnings conference call today, Monday, March 21, 2011 at 8:30 AM Pacific Time (9:30 AM Mountain, 10:30 AM Central, 11:30 AM Eastern). To attend, dial 888-213-3752 (US/Canada toll-free). The pass code is 9862672. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

2000 Las Vegas Boulevard South ∙ Las Vegas, Nevada 89104

	Three months ended	Three months ended	Year ended	Year ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(in millions)		(in millions)
Income Statement Data:
Revenues:
Casino	$48.8	$49.8	$205.0	$215.2
Hotel	12.5	12.8	55.9	59.3
Food and beverage	16.0	16.4	67.1	73.3
Tower, retail and other	7.7	7.2	33.1	33.9
Gross revenues	85.0	86.2	361.1	381.7
Less promotional allowances	6.0	5.7	24.3	25.7
Net revenues	79.0	80.5	336.8	356.0

Costs and expenses:
Casino	16.2	16.6	66.3	70.3
Hotel	7.7	7.6	33.3	34.1
Food and beverage	11.9	13.1	50.5	55.3
Other operating expenses	3.2	2.9	13.1	13.3
Selling, general and administrative	32.4	29.0	116.1	116.8
Pre-opening costs	-	-	0.3	-
Depreciation and amortization	13.6	10.5	46.4	41.3
Impairment of assets	-	7.1	2.0	7.1
Total costs and expenses	85.0	86.8	328.0	338.2
Income from operations	$(6.0)	$(6.3)	$8.8	$17.8

EBITDA Reconciliation:
Net income (loss)	$(17.4)	$(17.6)	$(36.7)	$(21.8)
Interest income	-	-	-	(0.1)
Interest expense	11.4	11.3	45.6	39.7
Depreciation and amortization	13.6	10.5	46.4	41.3
EBITDA	$7.6	$4.2	$55.3	$59.1

Numbers may vary due to rounding.

	Three months ended	Three months ended	Year ended	Year ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(in millions)		(in millions)
Adjusted EBITDA Reconciliation:
Net income (loss)	$(17.4)	$(17.6)	$(36.7)	$(21.8)
Interest income	-	-	-	(0.1)
Interest expense	11.4	11.3	45.6	39.7
Depreciation and amortization	13.6	10.5	46.4	41.3
Loss on disposal of assets	4.3	0.2	4.3	0.8
Pre-opening costs	-	-	0.3	-
Management fee - related party	0.4	0.4	1.5	1.8
Impairment of assets	-	7.1	2.0	7.1
Adjusted EBITDA	$12.3	$11.9	$63.4	$68.8
Adjusted EBITDA Margin	15.6%	14.8%	18.8%	19.3%

Numbers may vary due to rounding.

Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended	Three months ended	Year ended	Year ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

WPU – Slots1
Stratosphere	87.99	83.41	86.08	95.37
Decatur	112.92	110.90	118.51	115.20
Boulder	72.19	78.76	76.85	79.80
Aquarius	119.35	116.35	127.21	121.91
Consolidated	100.09	98.82	103.97	104.55

WPU – Tables2
Stratosphere	618.07	615.26	686.22	758.61
Decatur	543.48	489.40	592.53	534.87
Boulder	362.32	362.32	410.96	399.47
Aquarius	448.16	373.13	505.31	532.00
Consolidated	526.98	498.94	588.16	619.38

ADR3
Stratosphere	44.12	46.22	42.86	45.27
Decatur	44.04	48.83	45.60	49.37
Boulder	40.46	40.73	38.73	38.39
Aquarius	41.96	42.72	45.97	45.27
Consolidated	43.41	45.28	43.67	45.12

Hotel Occupancy4
Stratosphere	76.6	79.5	84.9	89.6
Decatur	51.0	43.3	49.4	49.7
Boulder	42.6	38.9	42.8	48.2
Aquarius	37.2	34.2	47.2	43.3
Consolidated	58.3	57.4	65.7	66.9

Net Revenue ($ in millions)5
Stratosphere	34.6	36.1	147.4	162.3
Decatur	15.1	15.5	62.0	65.6
Boulder	8.8	9.2	36.0	39.2
Aquarius	20.5	19.7	91.4	89.0
Consolidated	79.0	80.5	336.8	356.1

Numbers may vary due to rounding.

1.
Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financi ng transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on the early extinguishment of debt, pre-opening expenses, and management fees. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:
Investor Relations
Phyllis Gilland
(702) 380-7777